UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________
Form 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported):
September 7, 2010

AKEENA SOLAR, INC.
(d/b/a Westinghouse Solar)
(Exact name of registrant as specified in its charter)

Delaware	001-33695	90-0181035
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

16005 Los Gatos Boulevard
Los Gatos, California 95032
(Address of principal executive offices)

Registrant’s telephone number, including area code:
 (408) 402-9400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05  Costs Associated with Exit or Disposal Activities.

On September 7, 2010, the board of directors of Akeena Solar, Inc. d/b/a Westinghouse Solar (the “Registrant”) approved plans for the Registrant to expand its distribution business to include sales of its Westinghouse Solar Power Systems directly to dealers in California, and to exit its solar panel installation business.  The exit from the installation business is expected to be completed by the end of the fourth quarter of 2010.  The Registrant has transitioned over the last year to a distribution business model in other parts of the country, and believes that it can reach profitability more quickly by focusing exclusively on its lower overhead manufacturing and distribution business.

As a result of the decision to exit the California installation business, the Registrant expects to record a restructuring charge totaling approximately $2.5 million in the third quarter of 2010.  This restructuring charge is expected to be comprised primarily of (1) one time severance costs of approximately $0.8 million related to headcount reductions, (2) inventory write downs of approximately $0.7 million, (3) lease accelerations and the write off of leasehold improvements of approximately $0.5 million, (4) goodwill impairment of approximately $0.3 million, and (5) vehicle, furniture and fixtures write downs of approximately $0.2 million. A portion of items (1) and (3) represent cash or future cash expenditures of approximately $0.6 million, primarily for lease payments in future periods.  The remaining $1.9 million of restructuring charges primarily represents non-cash impairments of inventory, goodwill, equipment, and leasehold improvements.  The excess inventory, equipment, vehicles, and furnishings are expected to generate net cash of approximately $1.4 million when liquidated in future periods.  The Registrant also expects to incur transition expenses from its discontinued operations in the third and fourth quarters of 2010, with corresponding revenue from project completion, after which its quarterly cash operating expense run rate is expected to be approximately $1.5 million.

The total anticipated restructuring charge of $2.5 million for the quarter ending September 30, 2010 is expected to be reflected in the Registrant’s condensed consolidated statement of operations as discontinued operations.

As a result of the exit from the California installation business, the Registrant estimates that it will have annualized savings of approximately (i) $8.9 million in salary, commission and benefit costs following significant headcount reductions, and (ii) $0.6 million of rent expense following the closure of five facilities and the relocation of the Registrant’s corporate office. The Registrant also expects to realize savings through overhead reductions associated with these actions.

Item 2.06  Material Impairments.

The information disclosed above under Item 2.05 with respect to the anticipated write-off of approximately $0.7 million of inventory, $0.3 million of goodwill associated with prior acquisitions of installation businesses, and $0.2 million of long-lived assets in California as a result of the plan to exit the installation business and discontinue those operations, is incorporated herein by reference.

Item 7.01  Regulation FD Disclosure.

On September 10, 2010 the Registrant issued a press release announcing expansion of its distribution business into California and certain other information. A copy of the press release is attached as Exhibit 99.1 hereto (the “Press Release”).

The information in this section, including the information contained in the Press Release attached as Exhibit 99.1 is being furnished pursuant to this Item 7.01 and shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section. In addition, this information shall not be deemed to be incorporated by reference into any of the Registrant’s filings with the Securities and Exchange Commission, except as shall be expressly set forth by specific reference in any such filing.

Item 9.01  Financial Statements and Exhibits.

(d) Exhibits
Exhibit Number	Description of Exhibit
99.1	Press Release regarding expansion of distribution business into California and certain other information, issued by the Registrant on September 10, 2010 (furnished herewith).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  September 10, 2010

AKEENA SOLAR, INC.

By: /s/ Margaret R. Randazzo
Margaret R. Randazzo,
Chief Financial Officer

Exhibit Index

Exhibit Number	Description of Exhibit
99.1	Press Release regarding expansion of distribution business into California and certain other information, issued by the Registrant on September 10, 2010 (furnished herewith).